Exhibit 21
AMR CORPORATION
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2010
Subsidiary companies of the Registrant are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.

State or
Sovereign Power
Name of Subsidiary	of Incorporation
Subsidiaries included in the Registrant’s consolidated financial statements
American Airlines, Inc.	Delaware
AA 2002 Class C Certificate Corporation	Delaware
AA 2002 Class D Certificate Corporation I	Delaware
AA 2003-1 Class C Certificate Corporation	Delaware
AA 2003-1 Class D Certificate Corporation	Delaware
AA 2004-1 Class B Note Corporation	Delaware
AA 2005-1 Class C Certificate Corporation	Delaware
AA Real Estate Holding GP LLC	Delaware
AA Real Estate Holding L.P.	Delaware
Admirals Club, Inc.	Massachusetts
American Airlines de Mexico, S.A.	Mexico
American Airlines IP Licensing Holding, LLC	Delaware
American Airlines Marketing Services LLC	Virginia
American Airlines Realty (NYC) Holdings, Inc.	New York
American Airlines Vacations LLC	Delaware
American Aviation Supply LLC	Delaware
Texas Aero Engine Services, L.L.C, dba TAESL*	Delaware
Americas Ground Services, Inc.	Delaware
Aerodespachos Colombia, S.A. AERCOL S.A.	Colombia
Caribbean Dispatch Services, Ltd.	St. Lucia
American Airlines, Division de Servicios Aeroportuarios (R.D.), S.A. (DSA)	Dominican Republic
International Ground Services, S.A. de C.V.	Mexico
AMR Eagle Holding Corporation	Delaware
American Eagle Airlines, Inc.	Delaware
Eagle Aviation Services, Inc.	Delaware
Executive Airlines, Inc.	Delaware
Executive Ground Services, Inc.	Delaware
Avion Assurance Ltd.	Bermuda
PMA Investment Subsidiary, Inc.	Delaware
SC Investment, Inc.	Delaware

*Entity with 50% ownership.